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                                                                  EXHIBIT 23(b)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers
Siratsa LLC:

We consent to the incorporation by reference in the registration statements (Nos. 333-34587, 333-34689, 333-34593, 333-34683, 333-51081, 333-74463, and
333-39972) on Form S-8 of Solutia Inc. and the registration statements (Nos. 333-75812, 333-89818, and 333-99705) on Form S-3 of Solutia Inc. of our report dated March 30, 2006, relating to the consolidated balance sheets of Siratsa LLC and subsidiaries as of December 31 2005 and 2004, and the related statements of operations, changes in members' equity/(deficit), and cash flows for the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K/A of Solutia Inc. and is incorporated herein by reference.

/s/ KPMG LLP
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KPMG LLP
St. Louis, Missouri
March 26, 2007